Exhibit 99.1

Verde Bio Holdings, Inc. Announces Acquisition in Oil Rich Permian Basin---

FRISCO, TEXAS, February 9, 2022 (GLOBE NEWSWIRE) -- via NewMediaWire -- Verde Bio Holdings, Inc. (OTCQB: VBHI), with revenue producing mineral and royalty interests in approximately 6 wells across the most active areas in the U.S., today announced that it has acquired mineral and royalty interests held by a private seller for a purchase price of $325,000 in cash. The interests are in Howard County, Texas, and are operated by Ovintiv, Inc. f/k/a Encana, which holds a significant acreage in the region.

“We continue to execute on our business plan of acquiring a portfolio of diversified, revenue producing, high-quality assets,” said Scott Cox, Verde Bio Holdings Founder and CEO.

Ovinitv’s primary focus is on the development of the Spraberry and Wolfcamp formations in the Midland Basin, where Ovintiv holds a large position and is a leader in cycle times and water management operational practices. Ovintiv currently has three rigs running in the area. The acquired interests currently produce revenue of approximately $5,500 per month and Verde is entitled to the cash flow from production attributable to the acquisition beginning on or after January 1, 2022.

“With oil hovering around $90/barrel and the strong level of activity in the Permian Basin, we are particularly excited about this acquisition and adding to our existing portfolio of great assets in the Permian Basin. We are proud to have built a Company which is creative and flexible enough to take advantage of these deals as they come to market,” Mr. Cox said.

“Deals like this continue to highlight our business plan of acquiring minerals and royalties and building a diversified, revenue producing portfolio. We remain focused on executing our business plan and creating long-term value for our shareholders. Through our balanced approach of capital raising and acquisitions, we are building a dynamic

Company with significant revenue and assets and look forward to continuing to build on this through future strategic acquisitions,” Mr. Cox said.

About Verde Bio Holdings, Inc.

Verde Bio Holdings, Inc. (OTC: VBHI), is a growing U.S. Energy Company based in Frisco, Texas, engaged in the acquisition and development of high-growth mineral rights and select non-operated working interests in premier U.S. basins. Verde currently owns producing mineral, royalty and over-riding royalty interests in the Denver-Julesburg Basin of Colorado and Wyoming, the Haynesville Shale of Louisiana, the Anadarko Basin of Oklahoma, the Delaware and Permian Basin of Texas and the Marcellus and Utica shales in West Virginia and Ohio. The Company is focused on providing strong shareholder returns through asset growth generated by our acquisitions of revenue producing assets.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve a high degree of risk and uncertainty, are predictions only and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include the uncertainty regarding viability and market acceptance of the Company’s products and services, the ability to complete software development plans in a timely manner, changes in relationships with third parties, product mix sold by the Company and other factors described in the Company’s most recent periodic filings with the Securities and Exchange Commission, including its 2019 Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Contact:

Paul Knopick E & E Communications

pknopick@eandecommunications.com

940.262.3584